Exhibit 99.3

N e w s R e l e a s e CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Agreement to Acquire West Johnson County Gathering and Processing Assets from Devon Energy Corporation

HOUSTON, TEXAS, July 23, 2012 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) announced today an agreement to acquire, from certain subsidiaries of Devon Energy Corporation (“Devon”), certain gathering and processing assets in the liquids-rich southwestern area of the Barnett Shale for $90 million. Additionally, Crestwood and Devon have entered into a 20 year fixed-fee gathering, processing and compression agreement under which Crestwood will gather and process Devon’s natural gas production from a 20,500 acre dedication. Current natural gas production under the agreement is approximately 95 million cubic feet per day (MMcf/d). The transaction is expected to close in the third quarter 2012, subject to customary closing conditions.

West Johnson County Assets

The assets to be acquired from Devon consist of a 74 mile low pressure natural gas gathering system, a 100 MMcf/d cryogenic processing facility and 23,100 horsepower of compression equipment located in the western portion of Johnson County, Texas. Devon’s West Johnson County pipeline system and processing plant, constructed since 2006, are located immediately adjacent to Crestwood’s Cowtown gathering system which includes two state of the art natural gas processing plants (the Cowtown plant and the Corvette plant) with a combined processing capacity of approximately 325 MMcf/d. The Crestwood Cowtown system and the Devon West Johnson County system are currently interconnected and Crestwood has processed gas volumes from Devon’s West Johnson County system from time to time in the past. Upon closing, Crestwood is expected to consolidate the systems by increasing the system interconnect capacity with the ultimate goal to process all of Devon’s West Johnson County natural gas production in Crestwood’s Cowtown and Corvette processing plants. This integration plan is expected to result in future cost savings for Crestwood and provide Devon with lower wellhead pressures, higher natural gas liquids (“NGL”) recoveries and expanded market outlets.

20 Year Gathering and Processing Agreement

As part of the transaction, Crestwood and Devon have entered into a 20 year gathering, processing and compression agreement that will provide for 100% fixed-fee based revenues to Crestwood and includes a dedicated production area from Devon of approximately 20,500 acres. The West Johnson County system currently gathers from approximately 230 wells. Due to the liquids-rich quality of the natural gas production in this portion of the Barnett Shale, Devon has maintained an active drilling and development plan for the West Johnson County area in 2012 and expects to continue to further develop the dedicated properties in 2013.

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NEWS RELEASE

“We are excited about this transaction with Devon which represents a meaningful increase in our liquids-rich operations in the Barnett Shale,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “The acquisition allows us to consolidate the two systems, optimize the available capacity in Crestwood’s existing high-recovery cryogenic processing plants and provides long term benefits to Devon through lower wellhead pressures, higher NGL recoveries and expanded marketing options for their natural gas and NGL production. The transaction is expected to be immediately accretive to Crestwood and allows us the option of leaving the West Johnson County plant in place to handle future production requirements or to move it to another rich gas region such as the Marcellus/Utica, Granite Wash or Avalon Shale plays where we are currently working on new rich-gas development opportunities,” commented Phillips.

About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Fayetteville Shale in northwest Arkansas, the Haynesville/Bossier Shale in western Louisiana, the Granite Wash in the Texas Panhandle, the Avalon Shale in southeastern New Mexico and the Marcellus Shale in northern West Virginia. For more information about Crestwood, visit www.crestwoodlp.com.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows including, without limitation, changes in general economic conditions; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions

NEWS RELEASE

taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com